   As filed with the Securities and Exchange Commission on September 5, 1995
                                                            Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                             ----------------------

                                 SKYWEST, INC.
             (Exact name of registrant as specified in its charter)

               Utah                                         87-0292166
 (State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                              --------------------

                              444 South River Road
                            St. George, Utah  84770
                    (Address of Principal Executive Offices,
                              including Zip Code)


                  SKYWEST'S ALLSHARE INCENTIVE STOCK OPTION PLAN

                            (Full title of the plan)

      BRADFORD R. RICH                                    Copy to:
Executive Vice President and                          RICHARD G. BROWN
  Chief Financial Officer                   Kimball, Parr, Waddoups, Brown & Gee
       Skywest, Inc.                         185 South State Street, Suite 1300
   444 South River Road                          Salt Lake City, Utah 84111
   St. George, Utah 84770                              (801) 532-7840
       (801) 634-3000
(Name, address and telephone
number, including area code,
   of agent for service)

                            --------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                             PROPOSED      PROPOSED
                                                              MAXIMUM       MAXIMUM
                                                             OFFERING      AGGREGATE
                                          AMOUNT TO BE       PRICE PER      OFFERING        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED       REGISTERED         SHARE(1)      PRICE(1)    REGISTRATION FEE(1)
- -----------------------------------------------------------------------------------------------------------
Common Stock, no par value.........      500,000 shares        $20.64     $10,320,000         $3,559
===========================================================================================================

(1) Estimated pursuant to Rule 457(h)(1) for purposes of calculating the registration fee. With respect to 120,000 shares of the 500,000 being registered, the offering price per share, aggregate offering price and registration fee have been calculated upon the basis of the exercise price at which such options may be exercised, pursuant to Rule 457(h)(1). With respect to the remaining 380,000 shares being registered, for which the exercise price is not known, the offering price per share, aggregate offering price and registration fee are computed on the basis of the average of the high and low sales prices as reported on the NASDAQ Stock Market (National Market System) on August 28, 1995.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Plan Annual Information.*

         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by SkyWest, Inc. (the "Registrant") with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

         (1) The Registrant's Annual Report on Form 10-K (File No. 0-14719) for the fiscal year ended March 31, 1995, which contains, among other things, the consolidated financial statements of the Registrant for the three-year period ended March 31, 1995, together with the report thereon of Arthur Andersen LLP, independent public accountants.

         (2) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995.

         (3) The description of the Registrant's Common Stock, no par value, contained in the Registrant's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed under the Exchange Act for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The financial statements and schedule of the Registrant included in or incorporated by reference in the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, and incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

         Future financial statements of the Registrant and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Registration Statement in reliance upon the authority of said firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Section 16-10a-902 ("Section 902") of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnified Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the proceeding and (ii) the corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

         Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim.

         In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain

Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys' fees) incurred by the director.

         Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

         Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Registrant's Amended and Restated Bylaws (the "Bylaws") provide that, subject to the limitations described below, the Registrant shall, to the maximum extent and in the manner permitted by the Revised Act, indemnify any individual made party to a proceeding because he is or was a director or officer of the Registrant, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Registrant's best interest and, in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful. The Registrant may not, however, extend such indemnification to an officer or director in connection with a proceeding by or in the right of the Registrant in which such person was adjudged liable to the Registrant, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit, unless ordered by a court of competent jurisdiction. Notwithstanding the foregoing, the Bylaws obligate the Registrant to indemnify an officer or director who was successful on the merits or otherwise, in the defense of any proceeding or the defense of any claim, issue or matter in the proceeding to which he was a party because he is or was a director or officer of the Registrant against reasonable expenses incurred in connection with the proceeding or claim with respect to which he was successful. The Bylaws also permit the Registrant to pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of his good faith belief that he has met the applicable standard of conduct necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws. The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         Utah law permits director liability to be eliminated in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he is not entitled;
(ii) an intentional infliction of harm on the corporation or its stockholders;
(iii) a violation of Section 16-10a-842 of the Revised Act which prohibits unlawful distributions by a corporation to its stockholders; or (iv) an intentional violation of criminal law. Such a provision may appear either in a corporation's articles of incorporation or bylaws; however, to be effective, such a provision must be approved by the corporation's stockholders.

         The Registrant's Restated Articles of Incorporation, as amended by the Registrant's stockholders at the 1993 Annual Meeting of Stockholders (the "Restated Articles"), provide that the personal liability of any director to the Registrant or its stockholders for monetary damages for any action taken or the failure to take any action, as a director, is eliminated to the fullest extent permitted by Utah law.

         The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in such capacity or arising out of his status in such capacity, whether or not the Registrant would have the power to indemnify him against such liability under the indemnification provisions of the Bylaws or the laws of the State of Utah, as the same may hereafter be amended or modified.

         The Registrant maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         See the Exhibit Index on page 9.


Item 9.  Undertakings.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. George, State of Utah, on August 8, 1995.

                                         SKYWEST, INC.


                                         By    /s/ Jerry C. Atkin
                                           -------------------------------------
                                                   Jerry C. Atkin
                                                   Chairman, President and Chief
                                                   Executive Officer


                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jerry C. Atkin and Bradford R. Rich, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

              Signature                                         Title                           Date
              ---------                                         -----                           ----
 /s/ Jerry C. Atkin                        Chairman, President and Chief Executive         August 8, 1995
- -------------------------                  Officer (Principal executive officer)
Jerry C. Atkin


 /s/ Bradford R. Rich                      Executive Vice President and Chief              August 8, 1995
- -------------------------                  Financial Officer (Principal financial
Bradford R. Rich                           and accounting officer)


 /s/ J. Ralph Atkin                        Director                                        August 8, 1995
- -------------------------
J. Ralph Atkin

 /s/ Sidney J. Atkin                       Director                                        August 8, 1995
- -------------------------
Sidney J. Atkin


 /s/ W. Martin Braham                      Director                                        August 8, 1995
- -------------------------
W. Martin Braham


 /s/ Mervyn K. Cox                         Director                                        August 8, 1995
- -------------------------
Mervyn K. Cox

                                           Director                                        August ___, 1995
- -------------------------
Ian M. Cumming


 /s/ Henry J. Eyring                       Director                                        August 8, 1995
- -------------------------
Henry J. Eyring


 /s/ Steven F. Udvar-Hazy                  Director                                        August 8, 1995
- -------------------------
Steven F. Udvar-Hazy


 /s/ Hyrum W. Smith                        Director                                        August 8, 1995
- -------------------------
Hyrum W. Smith

                                 SKYWEST, INC.

                                 EXHIBIT INDEX


Regulation S-K                                                                        Sequential System
  Exhibit No.                                   Description                                Page No.
- ---------------                                 -----------                           ------------------
       4.1                Restated Articles of Incorporation of the
                          Registrant and all amendments thereto
                          (incorporated by reference to Exhibit No. 4.1
                          of the Registrant's Registration Statement on
                          Form S-8 (Reg. No. 33-60173) filed on June 12,
                          1995.

       4.2 Amended and Restated Bylaws (incorporated by reference to Exhibit No. 4.2 of the Registrant's
                          Registration Statement on Form S-3 (Reg. No.
                          33-74290) filed January 20, 1994.

       4.3                SkyWest's AllShare Incentive Stock Option Plan.

       5                  Opinion of Kimball, Parr, Waddoups, Brown
                          & Gee, a professional corporation, as to the legality of the securities offered.

       23.1               Consent of Arthur Andersen LLP.

       23.2               Consent of Kimball, Parr, Waddoups, Brown
                          & Gee (included in Exhibit No. 5).

       24 Powers of Attorney (included on pages 7-8 hereof).